Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-168626 on Form S-8 of our report dated February 24, 2011, relating to the consolidated financial statements of CEC Entertainment, Inc. and the effectiveness of CEC Entertainment, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CEC Entertainment, Inc. for the year ended January 2, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

December 22, 2011